Exhibit a. 15.

ECLIPSE FUNDS

MainStay Small Company Value Fund

Redesignation of Series of Shares
Of Beneficial Interest, Par Value $0.01 Per Share

The undersigned, being at least a majority of the Trustees of Eclipse Funds, a Massachusetts business trust (“Trust”), acting pursuant to Section 6.1(b) and Section 9.3 of the Agreement and Declaration of Trust dated July 30, 1986, as amended (hereinafter referred to as the “Declaration of Trust”), deeming it desirable to make changes to the Declaration of Trust that do not materially adversely affect the rights of the Trust’s shareholders, hereby amend the Declaration of Trust as follows:

Effective November 2, 2009, the series of the Trust presently designated as “MainStay Small Company Value Fund” is hereby redesignated as “MainStay U.S. Small Cap Fund,” and all other terms and conditions regarding the designation of that series contained in the Certificate of Designation dated December 21, 1994, as thereafter amended, shall remain in full force and effect.

Dated:   October 1, 2009

/s/ Susan B. Kerley	/s/ John Y. Kim
Susan B. Kerley, Trustee	John Y. Kim, Trustee

/s/ Alan R. Latshaw	/s/ Peter Meenan
Alan R. Latshaw, Trustee	Peter Meenan, Trustee

/s/ Richard H. Nolan, Jr.	/s/ Richard S. Trutanic
Richard H. Nolan, Jr., Trustee	Richard S. Trutanic, Trustee

/s/ Roman L. Weil	/s/ John A. Weisser, Jr.
Roman L. Weil, Trustee	John A. Weisser, Jr., Trustee